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                                                       Exhibit (9)(b)(i)(b)


                                   GT GLOBAL, INC.


GT GLOBAL, INC.
50 CALIFORNIA STREET
27TH FLOOR
SAN FRANCISCO, CA  94111


To:  _________________________
     _________________________
     _________________________

     RE:  SUPPLEMENTARY DEALER AGREEMENT - CLASS C SHARES

Reference is made to the Dealer Agreement ("Dealer Agreement") previously entered into between You and GT Global, Inc. ("Us" or "We"), as general distributor and principal underwriter, as such term is defined in the Investment Company Act of 1940, as amended ("1940 Act"), of the shares of the mutual funds that now or hereafter may be included in the GT Global Group of Funds ("Funds"). The Dealer Agreement is incorporated herein by reference and all the terms of the Dealer Agreement shall continue in full force and effect.

This Supplementary Dealer Agreement ("Supplementary Agreement") relates solely to Class C shares ("Class C Shares") of the Funds. Subject to the terms herein and the terms of the Dealer Agreement, we offer to sell to you, as dealer for your account, Class C Shares, subject to any limitations imposed by the Funds and subject to confirmation by Us in each instance. All references to "Class A shares and Class B shares" in the Dealer Agreement are hereby amended to include "Class A shares, Class B shares and Class C shares," and all references to "Class A or Class B shares" are hereby amended to include "Class A, Class B or Class C shares."

1. You are to offer Class C Shares only at the public offering price, which is the next determined net asset value per share after the order is received, in accordance with the terms of the then current Prospectuses of the respective Funds. We shall provide you with appropriate compensation for selling such shares, in accordance with the current schedule of dealer compensation which may be obtained from Us at any time upon request.

2. With respect to paragraph 1 above as applicable, You agree to apply any scheduled variation in or waiver of sales charges uniformly to your customers meeting the qualifications specified in the applicable Fund's then current Prospectus.

3. Any repurchases of Class C Shares will be made at the net asset value of such shares, less any applicable contingent sales charges, as set forth in the then current Prospectus of the applicable Fund. You agree to present immediately to Us the amount of the contingent deferred sales charge to which such repurchases are subject. Any Class C Shares presented to Us for redemption will be redeemed at the net asset value of such shares, less any applicable contingent deferred sales charge, as set forth in the then current Prospectus of the applicable Fund.

4. As provided in paragraph 13 of the Dealer Agreement, either your acceptance below or your first order placed pursuant to this Supplementary Agreement for purchase of Class C Shares of any Fund shall represent your acceptance of this Supplementary Agreement


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GT GLOBAL, INC.

     By:  ______________________________


Please return one signed copy of this Supplementary Agreement to:

GT Global, Inc.
50 California Street, 27th Floor
San Francisco, CA  94111-4624


ACCEPTED

     Firm Name:  _________________________________

     By:         _________________________________

     Address:    _________________________________

     Date:       _________________________________